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Exhibit 4.4

[$7.0 Million Aggregate]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS HEREOF AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

SUBORDINATED PROMISSORY NOTE

$	October 31, 2003

        FOR VALUE RECEIVED, the undersigned, eCollege.com, a Delaware corporation ("Maker"), having an address at 4900 S. Monaco Street, Denver, Colorado 80237, promises to pay to                         , having an address at                        ("Payee"), the principal sum of                        DOLLARS ($                        ), together with interest thereon at the rate of ten percent (10%) per annum simple interest (calculated on the basis of a year of 365 or 366 days, as applicable, and actual number of days elapsed), on October 31, 2008 (the "Maturity Date"), subject to the Subordination Provisions (as defined below). All payments of principal and interest hereunder shall be made in lawful money of the United States of America at Payee's offices at the address set forth above, Attn:            , or at such other place or in accordance with such other instructions as Payee shall have designated to Maker in writing in accordance with the terms hereof. By virtue of acceptance of this Promissory Note by Payee pursuant to Section 1.04 of the Purchase Agreement (as defined below) in lieu of payment in cash, Payee accepts all Subordination Provisions set forth in Annex A attached hereto (collectively, the "Subordination Provisions") and agrees to be bound by and comply with all such Subordination Provisions, which are incorporated by reference herein as if fully set forth herein.

        This Promissory Note is one of the "Seller Notes" referred to in the Stock Purchase Agreement (as amended, modified or restated from time to time, the "Purchase Agreement"), dated as of the date hereof, by and among Maker, Payee, Leeds Equity Partners III, L.P., a Delaware limited partnership (the "Principal Seller"), DataMark Inc., a Delaware corporation (the "Company"), and each other stockholder of the Company listed on Schedule 1.10(b)(46) to the Purchase Agreement (the "Other Sellers" and, collectively with the Principal Seller, the "Sellers"). This Promissory Note is made and delivered pursuant to and is subject to all the terms and conditions of the Purchase Agreement. In the event of any conflict between the provisions of this Promissory Note and the Purchase Agreement, the provisions of this Promissory Note shall control.

        If an Event of Default (as defined below) occurs and is continuing, then (i) the interest rate accruing on the outstanding principal balance hereof shall be an amount equal to 13% per annum and (ii) the entire unpaid principal balance of this Promissory Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable without further notice or demand from Payee, all of which are hereby waived, subject to the further terms of the Subordination Provisions (as defined below).

Events of Default

        An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a)   Maker defaults in the payment of any principal or interest on this Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment;

          (b)   the acceleration of any Senior Indebtedness (as defined below) with an unpaid principal balance of $5.0 million or more by the holders thereof;

          (c)   Maker (1) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, seeking to adjudicate it as bankrupt or insolvent, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (2) makes a general assignment for the benefit of its creditors, or (3) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to all or substantially all of its property; or

          (d)   a court or governmental authority of competent jurisdiction enters into an order appointing, without consent by Maker, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law in any jurisdiction, or ordering the dissolution, winding-up or liquidation of Maker, or petition for any action (including a petition in bankruptcy or seeking to adjudicate Maker as bankrupt or insolvent) shall be filed against Maker and such petition shall not be dismissed within 90 days.

        Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Promissory Note if Maker shall default hereunder, including, without limitation, all costs and expenses of a suit or proceeding (or any appeal thereof) brought for recovery of all or any part of the indebtedness evidenced by this Promissory Note or to enforce Payee's rights hereunder, including reasonable attorneys' fees.

        All payments under this Promissory Note shall be applied first to the payment of accrued interest and then against the outstanding principal balance. Maker may, at its option, upon notice to Payee as described below, without premium or penalty, prepay the unpaid principal amount of this Promissory Note, at any time in whole or from time to time in part, together with interest accrued and unpaid thereon to the date of prepayment; provided, however, that any whole or partial prepayment of the unpaid principal amount of this Promissory Note is subject to the Subordination Provisions. Maker will give Payee and each Representative of the holders of Specified Senior Indebtedness (as defined below) written notice of each optional prepayment under this paragraph not less than five business days prior to the date fixed for such prepayment. Upon any partial prepayment of the unpaid principal amount of this Note, Payee shall make notation on this Note of the portion of the principal so prepaid. Maker shall pay to Payee the remaining amount of any outstanding principal balance and unpaid accrued interest, if any, on the Maturity Date.

Change of Control

          (a)   If (i) a Change of Control (as defined in the definitive documents for Specified Senior Indebtedness) occurs and (ii) holders of the Specified Senior Indebtedness (as defined below) elect to have the Specified Senior Indebtedness paid in full upon completion of the Change of Control, then Payee shall have the right to require Maker to repurchase this Note at a purchase price in cash equal to 100% of the outstanding principal amount thereof on the date of repurchase, plus accrued and unpaid interest to the date of repurchase but without any premium or penalty (the "Change of Control Purchase Price"), in accordance with the terms contemplated hereby, subject to, in all instances, payment of the Specified Senior Indebtedness.

          (b)   Within 60 days following any Change of Control meeting the requirements of clause (a) above, Maker shall mail a notice to Payee (the "Change of Control Offer") stating:

              (i)  that a Change of Control has occurred, that the holders of the Specified Senior Indebtedness have elected to be paid in full, and that Payee has the right to require Maker to purchase this Note at the Change of Control Purchase Price;

             (ii)  the circumstances and relevant facts regarding such Change of Control;

            (iii)  the repurchase date (which shall be no earlier than 10 days nor later than 30 days from the date such notice is mailed); and

            (iv)  the instructions determined by Maker consistent with the terms hereof that Payee must follow in order to have this Note purchased.

          (c)   If Payee elects to have this Note purchased it shall be required to inform Maker and surrender this Note at the address specified in the notice at least three business days prior to the purchase date.

          (d)   On the purchase date, Maker shall pay the Change of Control Purchase Price to Payee, and Payee shall execute a full release of all obligations under the Note.

          (e)   Notwithstanding the foregoing provisions, Maker shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth above applicable to a Change of Control Offer made by Maker and purchases this Note validly tendered and not withdrawn under such Change of Control Offer.

        The remedies provided in this Promissory Note shall be cumulative, and shall be in addition to any other rights or remedies now or hereafter provided by law or equity.

        Except as otherwise stated herein, Maker hereby waives presentment, demand for payment, notice of nonpayment, notice of acceleration, notice of protest and notice of dishonor in connection herewith.

        All notices and other required communications hereunder shall be in writing, addressed as follows:

If to Payee:

Attention:

Fax:

If to Maker:
eCollege.com 4900 S. Monaco Street Denver, CO 80237 Attention: Oakleigh Thorne Fax: (303) 873-7449
If to the Representatives:
Capital Resource Partners IV, L.P. 85 Merrimac Street, Suite 200 Boston, MA 02114 Attention: Steve Jenks
and
Silicon Valley Bank 4410 Arapahoe Ave., Suite 200 Boulder, CO 80303 Attention: Manager

Notices shall be given (a) by personal delivery to the other parties, (b) by facsimile, with receipt confirmed, or (c) by overnight courier, postage prepaid. All notices shall be effective and deemed delivered (i) if by personal delivery, on the date of delivery if during business hours, otherwise the next business day, (ii) if by facsimile, on the date the facsimile is received if received during business hours, otherwise the next business day and (iii) if solely by overnight courier, upon receipt by the addressee. A party may change its address by notice to the other parties.

        It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest that Payee may charge to Maker under applicable usury and other laws, but if, notwithstanding, interest in excess of such rate shall be paid hereunder, the excess shall be retained by Payee as additional cash collateral for the payment of the indebtedness evidenced hereby, unless such retention is not permitted by law, in which case the interest rate on this Promissory Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate.

        If any provision in this Promissory Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any other provision shall not be in any way affected or impaired in such jurisdiction, and any defective provision shall not be in any way affected or impaired in any other jurisdiction.

        This Promissory Note may only be amended, modified, superseded, cancelled, renewed or extended by an agreement in writing executed by Payee and Maker, and no payment or right may be waived orally, but only by an agreement in writing, signed by the party waiving compliance. Notwithstanding the foregoing, the amendment of any term of this Promissory Note shall not be permitted if such amendment would be reasonably likely to materially and adversely affect the rights of the holders of the Senior Indebtedness (as defined below), and in no event shall any amendment amend this Promissory Note with respect to (I) any of the Subordination Provisions, (II) any increase in either the principal amount due or the rate of interest charged hereunder, (III) acceleration of the date of payment of principal of or interest on this Promissory Note, (IV) any shortening of the Maturity Date, or (V) this sentence, without the express prior written consent of each Representative of the holders of Specified Senior Indebtedness. For the purposes hereof, "Senior Indebtedness" means any Indebtedness (as defined in the Purchase Agreement) of Maker, whether existing at the time of issuance of this Promissory Note or arising subsequent thereto, other than (i) the obligations of Maker hereunder; (ii) the obligations of Maker under any of the other Seller Notes (as defined in the Purchase Agreement); (iii) any Indebtedness that is by its terms subordinated to Senior Indebtedness (subject to the definition of Specified Senior Indebtedness below); (iv) trade payables of Maker incurred in the Ordinary Course of Business (as defined in the Purchase Agreement) and other Indebtedness incurred with respect to trade payables that is not secured; (v) Indebtedness of Maker specified in clause (iii) of the definition of Indebtedness in the Purchase Agreement; (vi) any obligations owing to any affiliate of Maker; and (vii) any liability of Maker for federal, state, local or other taxes owed or owing by Maker. "Specified Senior Indebtedness" shall mean the indebtedness incurred in connection with the "Financing" as defined in Section 4.06 of the Purchase Agreement, as amended from time to time, and Indebtedness that renews, refinances, replaces or substitutes for the Specified Senior Indebtedness; provided that notwithstanding anything to the contrary in this Promissory Note (including without limitation, clause (iii) above in the immediately preceding sentence), (A) Maker may incur Specified Senior Indebtedness the terms of which provide that such Specified Senior Indebtedness is subordinated to certain other Specified Senior Indebtedness but also states that such Specified Senior Indebtedness constitutes Specified Senior Indebtedness as such term is defined herein or by use of words of similar import, and such Specified Senior Indebtedness shall be Specified Senior Indebtedness and shall be senior to the obligations of Maker hereunder in accordance with the terms hereof and the obligations of Maker under the other Seller Notes in accordance with their respective terms, and (B) Maker may increase the principal amount of Specified Senior

Indebtedness at any time up to a principal amount not to exceed $40,000,000, so long as no Event of Default exists and is continuing hereunder or would arise as a result therefrom. For the avoidance of doubt, but subject to the foregoing limit on the principal amount of Specified Senior Indebtedness, "Senior Indebtedness" and "Specified Senior Indebtedness" shall include Indebtedness of the Maker to Silicon Valley Bank ("SVB") and Capital Resource Partners IV, L.P. ("CRP") pursuant to loan agreements dated as of the date hereof. Each of SVB and CRP (and each such person's respective assignee in such capacity, if any) shall be a "Representative" of the holders of Specified Senior Indebtedness; provided that there shall be no more than two Representatives at any time. Maker agrees that it shall not incur any Senior Indebtedness after the date hereof that would by its terms prohibit the payment of principal and interest under this Promissory Note at Maturity, other than prohibitions or conditions substantially similar to the Subordination Provisions including without limitation the Default Conditions (as defined in the Subordination Provisions).

        This Promissory Note shall be binding upon Maker and its successors and permitted assigns and shall inure to the benefit of and be enforceable by the Payee and its successors and permitted assigns; provided, however, that except as provided herein with respect to a "Change of Control Offer," neither Maker nor Payee may assign this Promissory Note without the prior written consent of the other party, which shall not unreasonably be withheld; provided that prior to any such assignment by Payee being effective, (i) Maker, upon receiving notice thereof from Payee, shall provide notice of such assignment to the Representatives of the holders of Specified Senior Indebtedness, and (ii) each assignee with respect thereto shall acknowledge in writing to the Representatives that such assignee accepts such assignment subject to the Subordination Provisions and that SVB and CRP are holders of Specified Senior Indebtedness.

        Maker covenants in favor of Payee and any holder of this Promissory Note that it shall comply in all material respects with the terms and conditions set forth in the documents evidencing the Senior Indebtedness.

        THIS PROMISSORY NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. Maker and Payee hereby consent to, and agree to submit to, the jurisdiction of any state or federal court sitting within the area comprising the District of Colorado in any action or proceeding brought under this Promissory Note, and hereby waive any argument that any such state or federal court is an inconvenient forum. Maker and Payee hereby agree that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to its respective offices at the notice address given above and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law, or the bringing of any suit, action or proceeding in any other jurisdiction. Maker and Payee agree that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. MAKER AND PAYEE HEREBY UNCONDITIONALLY WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS PROMISSORY NOTE. IN THE EVENT OF LITIGATION, THIS PROMISSORY NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXECUTION PAGE FOLLOWS

IN WITNESS WHEREOF, Maker has caused this instrument to be executed as of the day and year first above written.

MAKER:
eCollege.com
By:	Doug Kelsall Secretary

ANNEX A

SUBORDINATION PROVISIONS

        Notwithstanding any other provisions in the Promissory Note to which this Annex A is attached (as amended, the "Promissory Note")(1):

(1)
Capitalized terms used in this Annex A but not defined herein shall have the meanings specified in the Promissory Note.

          (a)   Agreement that Promissory Note be Subordinate. Maker covenants and agrees, and Payee and each other holder of the Promissory Note by the acceptance hereof likewise covenants and agrees, that the Promissory Note shall, for all purposes and in all respects without limitation, including those hereinafter in the Subordination Provisions, be subordinated and subject in right of payment to the prior payment in full of the Senior Indebtedness in cash.

          (b)   Reliance by Senior Indebtedness on Subordination Provisions. Payee and each other holder of the Promissory Note by the acceptance hereof each acknowledges and agrees that the Subordination Provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Promissory Note, to acquire, or to continue to hold, such Senior Indebtedness, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on the Subordination Provisions in acquiring or continuing to hold such Senior Indebtedness and shall be deemed a third party beneficiary hereof.

          (c) Payment Over of Proceeds Upon Dissolution

              (i)  In the event of any Proceeding (as defined below), the holders of Senior Indebtedness shall be paid in full in cash all amounts due or to become due on or in respect of all Senior Indebtedness (including all interest, fees, costs and other charges accruing after the commencement of any Proceeding relating to Maker, whether or not allowed in such Proceeding), before Payee or any other holder of the Promissory Note are entitled to receive any Note Payments (as defined below), and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any Note Payment which may be payable or deliverable in respect of the Promissory Note. To enable the holders of Senior Indebtedness to assert and enforce their rights hereunder in any Proceeding, in the event Payee or any other holder of the Promissory Note fails to file a proof of claim with respect to the Promissory Note before the thirtieth (30th) day prior to the due date for such filing, holders of Senior Indebtedness or any person whom they may designate is hereby irrevocably appointed attorney in fact for Payee or any other holder of the Promissory Note with full power to act in the place and stead of Payee or any other holder of the Promissory Note to make, present, file and vote such proofs of claim against the Maker on account of all or any part of the Promissory Note as holders of Senior Indebtedness may deem advisable and to receive and collect any and all distributions or other payments made thereon and then to apply such distributions or payments to the Senior Indebtedness owing to holders of Senior Indebtedness until all such indebtedness is indefeasibly paid in full in cash. In the event holders of Senior Indebtedness file a proof of claim on behalf of Payee or any other holder of the Promissory Note pursuant to the terms of this paragraph (c), Payee or any other holder of the Promissory Note will execute and deliver to holders of Senior Indebtedness such instruments as may be required by holders of Senior Indebtedness to enforce any and all of Payee's rights under this Promissory Note, to effectuate the aforesaid power of attorney and to effect collection of any and all distributions or other payments which may be made at any time on account thereof. To the extent that Payee or any other holder of the Promissory Note has a junior lien in any Collateral, or has or acquires any rights under

    Section 363, Section 364 or Section 1126 of the Federal Bankruptcy Code with respect to the Collateral, Payee or any other holder of the Promissory Note hereby agrees not to assert such rights without the prior written consent of holders of Senior Indebtedness. In the event and during the continuation of any Proceeding, Payee or any other holder of the Promissory Note agrees not to object to or oppose any cash collateral order or plan approved by holders of Senior Indebtedness. Any payments or distributions made after the commencement of a Proceeding which would, but for the provisions hereof, be payable or deliverable in respect of the Promissory Note, shall be paid or delivered by the liquidating trustee or any other person making such payment or distribution directly to holders of Senior Indebtedness, until all amounts owing upon Senior Indebtedness shall have been indefeasibly paid in full in cash and all commitments under the Senior Indebtedness shall have been irrevocably terminated.

        For purposes of the Subordination Provisions, the term "Note Payment" means, with respect to any holder of the Promissory Note, any payment or distribution (whether direct or indirect, whether in cash, property, securities, or otherwise, and whether obtained or distributed by set-off, liquidation, bankruptcy distribution, settlement, or otherwise) made or to be made by any person (including, without limitation, any payments or distributions made by any court or governmental body or agency, any trustee in bankruptcy, or any liquidating trustee) with respect to the Promissory Note, including, without limitation, payment of principal, premium, interest, or liquidated damages, if any, on the Promissory Note, any depositing of funds with any holder (including, without limitation, a deposit in respect of defeasance or redemption), any payment on account of any optional or mandatory redemptions or repurchase provisions, any payment or recovery on any claim hereunder, all interest, fees, costs and other charges accruing after the commencement of any Proceeding relating to Maker (whether or not allowed in such Proceeding), the Promissory Note, or relating to or arising out of the offer, sale, or purchase of the Promissory Note (whether for rescission or damages and whether based on contract, tort, duty imposed by law, or any other theory of liability). Further, for purposes hereof, "Proceeding" means (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Maker or to its creditors or to its assets, or (b) any liquidation, dissolution or other winding up of Maker, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Maker. If any holder of Senior Indebtedness desires to permit the use of cash collateral or to provide post-petition financing to Maker, neither Payee nor any other holder of the Promissory Note shall object to the same or assert that its interests are not being adequately protected.

             (ii)  In the event that, notwithstanding the foregoing provisions of this clause (c), any holder of the Promissory Note shall have received any Note Payment in violation of this clause (c), then and in such event such Note Payment shall be paid over or delivered forthwith to the holders of the Senior Indebtedness as their interests may appear in the form received (including the endorsement of such holder where necessary) for the application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

          (d)   Payments; Standstill. Without limiting any provision in the Subordination Provisions, but notwithstanding any other provisions in the Promissory Note, until all of the Senior Indebtedness has been indefeasibly paid in full in cash, neither Payee nor any other holder of the Promissory Note shall demand, receive or accept any Note Payment from or on behalf of Maker or exercise any right of or permit any setoff in respect thereof provided that Maker shall be entitled to exercise, and Payee and any other holder of the Promissory Note shall be bound by, Maker's right of set-off, if any. Notwithstanding anything to the contrary contained in this paragraph (d) of these Subordination Provisions, but subject to paragraph (c) hereof, (A) on or after the Maturity Date, payment of principal and interest, and (B) prepayments of principal and interest as permitted by the definitive documents for Specified Senior Indebtedness, may be paid by Maker and received by Payee or any other holder of the Promissory Note under the terms of the Promissory Note, when all of the following conditions (collectively, the "Default Conditions") are satisfied: (i) no Senior Payment Default (defined below) has occurred and exists under (x) any Specified Senior Indebtedness or (y) any other Senior Indebtedness exceeding, in the case of Senior Indebtedness other than Specified Senior Indebtedness only, an aggregate principal amount of $3,000,000, or would occur as a result of such payment, which has not been waived in writing by the holders of Senior Indebtedness; (ii) prior to the Maturity Date, no default or event of default under any Senior Indebtedness that is not a Senior Payment Default has occurred and exists under the Senior Indebtedness, or would occur as a result of such payment, which has not been waived in writing by the holders of Senior Indebtedness; and (iii) no Blockage Period shall be in existence. "Blockage Period" shall mean the period commencing on the date that either Representative of the holders of the Specified Senior Indebtedness has notified Maker and Payee (and any other holder of this Promissory Note notified as such to such Representative by Maker in writing) that a default or event of default under the Specified Senior Indebtedness that is not a Senior Payment Default (a "Senior Nonmonetary Default") has occurred and is continuing ("Blockage Notice"), and ending on the earliest to occur of any of the following events (collectively, the "Payment Block Termination Events"): (i) such Senior Nonmonetary Default shall have been waived, cured, or otherwise ceases to exist, (ii) all Specified Senior Indebtedness has been indefeasibly paid in full in cash, and (iii) 180 days shall have elapsed after the date of the delivery of the Blockage Notice. Notwithstanding the above, if any Representative of the holders of Specified Senior Indebtedness gives a Blockage Notice prior to the Maturity Date, such Blockage Notice shall be effective when given and be deemed to have been delivered again on the Maturity Date for purposes of measuring the 180 day period in the immediately preceding sentence. Upon the occurrence of any Payment Block Termination Event with respect to a Blockage Period, subject to clause (c) of these Subordination Provisions, Maker may make, and Payee may accept, payment of principal and interest under the terms of the Promissory Note as well as any Note Payment or Note Payments that were not paid solely as a result of the Blockage Period, provided that no Senior Payment Default has occurred and is continuing or will result therefrom, and provided further than no additional Blockage Period shall then be in effect. Each Representative of the holders of the Specified Senior Indebtedness may only deliver two Blockage Notices until all obligations under this Promissory Note have been paid or repaid in full, provided that no more than four (4) Blockage Periods shall be permitted in the aggregate under this Promissory Note. No Blockage Period may be given after, and any Blockage Period, regardless of when given, shall end on, the one year anniversary of the Maturity Date. "Senior Payment Default" means (a) any default in the payment of principal of (or premiums, if any), interest on, or fees or other amounts owing in connection with any Senior Indebtedness when due, whether at the due date of any such payment or by declaration of acceleration, prepayment, call for redemption or otherwise or (b) any acceleration of any Senior Indebtedness. If any holder of the Promissory Note receives any Note Payment in contravention of these Subordination Provisions, such holder shall hold the amount so received in trust for the holders of the Senior Indebtedness and will forthwith turn over such payment to the holders of the Senior Indebtedness as their interests may appear in the form received (including any endorsement of such holder where necessary) for application to then-existing Senior Indebtedness (whether or not due). Neither Payee nor any other holder of the Promissory Note will (i) commence any action or proceeding against Maker to recover all or any part of any Note Payment arising from an Event of Default; provided that if Payee or any such holder shall be entitled to receive any Note Payment under the terms of paragraph (c) and this paragraph (d), then Payee and any such holder shall be entitled to commence such any action or proceeding after giving the holders of the Senior Indebtedness not less than 30 days prior written notice of its intention to do so, (ii) join with any creditor (unless the holders of the Senior

  Indebtedness shall also join) in bringing any proceeding against Maker under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the federal or any state government, (iii) take possession of, sell, or dispose of any assets of Maker, or (iv) exercise or enforce any right or remedy available to such holder with respect to any such assets, unless and until the Senior Indebtedness has been indefeasibly paid in full in cash.

          (e)   Subrogation to Rights of Holders of Senior Indebtedness. Until the Senior Indebtedness has been indefeasibly paid in full in cash, neither Payee nor any other holder of the Promissory Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property, securities, assets and other collateral applicable to such Senior Indebtedness.

          (f)    No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Maker with the terms and provisions of the Promissory Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          (g)   Reliance on Judicial Order of Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of Maker referred to in these Subordination Provisions, Payee and each other holder of the Promissory Note shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to Payee and each other holder of the Promissory Note (so long as the existence of these Subordination Provisions have been brought to the attention of such court, trustee, receiver, liquidating trustee, custodian, assignee, agent, or other person), for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of Maker, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

          (h)   Reinstatement. These Subordination Provisions shall continue to be effective or be reinstated, and the Senior Indebtedness shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder thereof upon the insolvency, bankruptcy or reorganization of Maker or otherwise, all as though such payment had not been made.

          (i)    No Claim. No holder of the Promissory Note shall have any claim to any property or assets of Maker or any of its subsidiaries unless and until the Senior Indebtedness shall have been indefeasibly paid in full in cash.

          (j)    Subordination Not Affected. The holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Payee and any other holder of the Promissory Note (except as may be required by law), without incurring responsibility to Payee or such holders, and without impairing or releasing the subordination provided in these Subordination Provisions, or the obligations hereunder of Payee or such holders to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place, or terms of payment, or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which the Senior Indebtedness is outstanding or secured; (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged, or otherwise securing the Senior Indebtedness; (c) release any person liable in any manner for the collection of the Senior Indebtedness; and (d) exercise or refrain from exercising any rights against Maker or any other person.

          (k)   Certain Rights of Holders of Senior Indebtedness. Payee or any other holder of the Promissory Note authorizes holders of Senior Indebtedness, without notice or demand and without affecting Payee or any other holder of the Promissory Note's obligations hereunder, from time to time: (i) to renew, extend, increase, accelerate or otherwise change the time for payment of the terms of, or the interest on, the Senior Indebtedness or any portion thereof (including, without limitation, making new loans or otherwise providing new financial accommodations to Maker); (ii) to take from any party and hold collateral for the payment of the Senior Indebtedness or any portion thereof, and to exchange, enforce or release such collateral or any portion thereof; (iii) to accept and hold any endorsement or guaranty of payment of the Senior Indebtedness or any portion thereof and to release or substitute any such endorser or guarantor, or any party who has given any security interest in any collateral as security for the payment of the Senior Indebtedness or any portion thereof, or any other party in any way obligated to pay the Senior Indebtedness or any portion thereof; (iv) to direct the order or manner of the disposition of any and all other collateral and the enforcement of any and all endorsements and guaranties relating to the Senior Indebtedness or any portion thereof as holders of Senior Indebtedness, in their sole discretion, may determine; (v) to settle or compromise any of the Senior Indebtedness on any security therefor; (vi) to modify, amend or restate any of the terms of the Senior Indebtedness or waive any of the provisions thereof; or (vii) to take any action or inaction with respect to the Senior Indebtedness and/or the collateral.

Schedule 1

Note Holders

Name	Principal Amount of $7 Million Notes
Leeds Equity Partners III, L.P.	$4,655,509
Arthur E. Benjamin	1,059,232
Richard Bentz	147,925
Kevin A. Bodily	12,777
David Cahoon	1,440
Thomas L. Deardon	265,078
Jennifer A. Gray	7,018
Anthony P. Johnson	27,174
Thomas G. Milne	35,992
Leanna Henley Packett	10,078
Edwin Ray Paterson, Jr.	120,032
Timothy K. Richards	54,887
Oraldo Rivera	14,037
Donald A. Stroh	226,567
Pamela K. Tiemeyer	25,014
Melanie Mortensen Wilcox	7,018
Gail L. & Arthur E. Benjamin Foundation	330,223

QuickLinks

  Exhibit 4.4